Exhibit 4.15
Execution Version
DATED MARCH 14, 2025
______________________
RELATIONSHIP AGREEMENT
between
DIVERSIFIED ENERGY COMPANY PLC
and
EIG MANAGEMENT COMPANY, LLC

CONTENTS

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THIS AGREEMENT is dated March 14, 2025
BETWEEN:
(1)Diversified Energy Company PLC, a public company incorporated in England and Wales under number 09156132 whose registered office is at 4th Floor Phoenix House, 1 Station Hill, Reading, Berkshire, United Kingdom, RG1 1NB (“Parent”); and
(2)EIG Management Company, LLC, a Delaware limited liability company (“EIG”).
Each of Parent and EIG being a “Party” and together, the “Parties”.
WHEREAS:
(A)(i) Parent, (ii) Remington Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Parent (“Merger Sub”), (iii) Maverick Natural Resources, LLC, a Delaware limited liability company (the “Company”), (iv) solely for purposes of Section 7.3 therein, Diversified Gas & Oil Corporation, a Delaware corporation, and (v) solely for purposes of certain specified provisions, EIG, solely in its capacity as representative of the existing holders of membership interests of the Company, are parties to that certain Merger Agreement dated as of January 24, 2025, providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).
(B)In connection with the Merger, certain controlled Affiliates (as defined below) of EIG will subscribe for Ordinary Shares (as defined below).
(C)The Parties are entering into this Agreement for the purposes of Parent providing to EIG, and each Party complying with, the respective undertakings set out herein.
THIS AGREEMENT WITNESSES as follows:
1Interpretation
1.1The definitions and rules of interpretation in this clause 1 apply in this Agreement.

Affiliate:	with respect to any person, any other person that directly or indirectly through one or more intermediaries controls or is controlled by the person in question; provided that, with respect to a shareholder or any of its Affiliates, (x) “Affiliate” does not include any portfolio company of a shareholder or any of its Affiliates and (y) for purposes of this Agreement, Parent and its subsidiaries shall not be deemed to be an Affiliate of any shareholder of Parent or such shareholder’s Affiliates. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
Applicable Law:	applicable statutes, laws, common laws, treaties, acts, constitutions, regulations, rules, codes, by-laws, injunctions, judgments, binding decrees, ordinances, rulings, awards, writs, orders or other binding requirement of any governmental authority.
Articles:	the articles of association of Parent, as amended from time to time.
Board:	the board of directors of Parent from time to time.
Business Day:	any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, United States or London, England.
Companies Act:	the UK Companies Act 2006, as amended from time to time.
Confidential Information:	any information of a secret or confidential nature received by a Party (or its Affiliates) from the other Party (or its Affiliates) in connection with this Agreement.
Corporate Governance Code:	the UK Corporate Governance Code issued in January 2024 by the UK Financial Reporting Council, as amended from time to time.
Director:	a director of Parent from time to time.
Disclosure Guidance and Transparency Rules:	the Disclosure Guidance and Transparency Rules made by the FCA and forming part of the FCA Handbook, as amended from time to time.

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FCA:	the United Kingdom’s Financial Services Authority acting in its capacity as relevant competent authority the United Kingdom under Part VI of the Financial Services and Markets Act 2000.
FSMA:	the Financial Services and Markets Act 2000, including any regulations or other legislation made pursuant thereto or in substitution therefor.
Group:	Parent and its subsidiaries and subsidiary undertakings from time to time.
Independent Directors:	a non-executive Director appointed in accordance with the Articles who is independent for the purposes of the Corporate Governance Code.
Listing Rules:	the Listing Rules made by the FCA under Part VI of FSMA and forming part of the FCA’s Handbook of rules and guidance as amended from time to time.
Market Abuse Regulation	the UK version of Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse, as it forms part of UK domestic law pursuant to the European Union (Withdrawal) Act 2018, as amended from time to time.
Nominated Director:	has the meaning given to that term in clause 3.1.
Nomination Committee:	the nomination committee of the Board as constituted from time to time.
NYSE:	the New York Stock Exchange.
Ordinary Shares:	the ordinary shares, par value of £0.20 per share, of Parent.
Outstanding Ordinary Shares:	at any given time, the aggregate number of Ordinary Shares issued by Parent at such time (which, for the avoidance of doubt, does not include treasury shares).
SEC:	the U.S. Securities and Exchange Commission.
Termination Date:	has the meaning given in clause 2.
VAT:	value added tax.
1.2Clause and paragraph headings shall not affect the interpretation of this Agreement.

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1.3References to clauses are to the clauses of this Agreement.
1.4A reference to this Agreement or to any other agreement or document referred to in this Agreement is a reference to this Agreement or such other agreement or document as varied or novated in accordance with its terms from time to time.
1.5Unless the context otherwise requires, words in the singular shall include the plural and, in the plural, shall include the singular.
1.6Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.7A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).
1.8A reference to any Party shall include that Party’s successors.
1.9A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.10A reference to writing or written includes email.
1.11Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.
1.12A reference to a statute, statutory provision, code, regulation or rule is a reference to it as amended, extended, consolidated, replaced or re-enacted from time to time.
1.13A reference to a legislative or regulatory provision, rule or code shall include all subordinate legislation, regulations, rules and codes made from time to time under that provision, rule or code.
1.14Any obligation on a Party not to do something includes an obligation not to allow that thing to be done.
2Commencement and duration
2.1This Agreement shall come into force on the date hereof and shall continue in full force and effect until the date that this Agreement is terminated in accordance with clause 8 (the “Termination Date”).
3Nominated director appointment rights
3.1Parent agrees that for so long as EIG (including, for purposes of this clause 3, all of EIG’s controlled Affiliates) holds, in the aggregate:
(a)no fewer than twenty percent (20%) of the Outstanding Ordinary Shares, EIG shall be entitled to nominate for appointment two non-executive directors to the Board;
(b)fewer than twenty percent (20%) but no fewer than ten percent (10%) of the Outstanding Ordinary Shares, EIG shall be entitled to nominate for appointment

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one non-executive director to the Board (such persons referenced in clause 3.1(a) and 3.1(b) being “Nominated Directors”); and
(c)no fewer than ten percent (10%) of the Outstanding Ordinary Shares, the number of directors on the Board shall not exceed eight (8) without the prior written consent of EIG.
3.2The Parties agree that EIG’s right to nominate for appointment the Nominated Directors pursuant to section 3.1(a) and 3.1(b) shall cease immediately on the Business Day on which EIG ceases to hold at least twenty percent (20%) and ten percent (10%) of the Outstanding Ordinary Shares, respectively, and EIG shall not be entitled to nominate for appointment a Nominated Director if it holds, in aggregate, fewer than ten percent (10%) of the Outstanding Ordinary Shares.
3.3Any appointment, removal, or reappointment of a Nominated Director by EIG shall be made by written notice to Parent, provided that the first Nominated Directors shall be nominated within five Business Days following the first annual general meeting of Parent following the date of this Agreement. Prior to the appointment of a Nominated Director pursuant to this clause 3, EIG shall consult in advance and take into account the reasonable representations of the Nomination Committee and the Board regarding the identity, qualifications and suitability of the person proposed to be appointed. No Nominated Director shall be appointed or continue in office as a Director if the Nomination Committee (acting reasonably) determines that such appointment or continuation in office would have an adverse effect on the reputation or good standing of Parent.
3.4For so long as required pursuant to clause 3.1 and subject to clauses 3.3, 3.5 and 3.6 and to the requirements of the Articles, Parent shall, within ten Business Days after the date of written notice from EIG in accordance with clause 3.1, procure that the person so nominated is appointed, removed, or reappointed (as the case may be) as a Director on the Board.
3.5Parent’s obligation to formally appoint a Nominated Director in accordance with clause 3.3 shall be subject to and conditional on that person:
(a)not being an employee of Parent or its subsidiaries;
(b)not being disqualified under the Companies Act or any other Applicable Law from being appointed as a Director;
(c)not being prohibited under the Listing Rules or the Corporate Governance Code, in each case as applicable to the Parent; and
(d)entering into a letter of appointment with Parent, and agreeing to adhere to rules of conduct, in each case consistent with those of other non-executive directors of Parent.
3.6If a Nominated Director ceases to serve for any reason, EIG shall, subject to EIG being entitled to nominate such individual for appointment as a director of the Board pursuant to clause 3.1, be entitled to nominate such person’s successor for appointment in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Nominated Director in accordance with this Agreement.

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3.7If EIG is no longer entitled to nominate a Nominated Director(s) pursuant to clauses 3.1 and 3.2, then upon receipt of a request from Parent to EIG or the applicable Nominated Director, such Nominated Director(s) shall (and EIG shall, to the extent legally able to do so, cause such Nominated Director(s) to) tender his resignation as a Director to be effective forthwith and such Nominated Director(s) shall not be entitled to seek compensation for loss of office and shall be deemed to have waived all claims that the relevant Nominated Director may have against Parent in connection thereto. For the avoidance of doubt, this shall not prejudice any Nominated Director’s right to indemnification from Parent in respect of his period of office, whether under the Articles or a separate deed of indemnity with Parent, nor any Nominated Director’s rights and/or claims as a shareholder of Parent. If the relevant Nominated Director refuses to resign, the Parties shall use their best endeavors to ensure that the relevant Nominated Director is removed at a general meeting of the shareholders under section 168 of the Companies Act as soon as practicable.
3.8Without prejudice to the Articles, Parent shall be entitled by notice in writing to EIG to immediately terminate the appointment of any Nominated Director where:
(a)he is prohibited by law from being a director;
(b)he is removed from office by the shareholders of Parent at a general meeting pursuant to section 168 of the Companies Act or is not re-elected as a director by the shareholders of Parent at an annual general meeting;
(c)the Nominated Director commits a material breach of his obligations under his letter of appointment with Parent; or
(d)EIG is obliged under clause 3.7 to cause the resignation of the relevant Nominee and such Nominee has not so resigned with immediate effect.
3.9EIG agrees that, if the appointment of a particular Nominated Director is terminated by Parent for any reason set out in clause 3.8 above, then EIG will procure the resignation of such individual as soon as reasonably practicable and EIG will not (save with the prior approval of the Nomination Committee) be entitled to nominate such individual for re-appointment as a Nominated Director.
3.10Each Nominated Director shall receive the same compensation for his service as a non-executive director to Parent, and shall be entitled to the same rights to indemnification and exculpation from Parent, in each case, as the other directors on the Board that are not Nominated Directors. Each Nominated Director shall be reimbursed by Parent for all reasonable travel and other out-of-pocket expenses that such Nominated Director incurs in attending or participating in meetings of the Board or otherwise fulfilling such Nominated Director’s duties as a director, at the same rate and in the same manner as the other directors on the Board that are not Nominated Directors.
3.11EIG shall indemnify Parent on demand in full against any liabilities incurred by Parent and arising as a direct result of any claims by a Nominated Director arising from loss of office, together with any costs reasonably incurred by Parent in connection with the convening, holding and/or administration of any general meeting to consider any resolution to remove such Nominated Director.
3.12EIG shall notify Parent promptly upon ceasing to hold (i) twenty percent (20%) or more, and (ii) ten percent (10%) or more, of the Outstanding Ordinary Shares and shall provide such information as may reasonably be required by Parent from time to time (and in any

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case prior to the appointment or re-appointment of any Nominated Director) to evidence that EIG continues to hold (i) ten percent (10%) or more or (ii) twenty percent (20%) or more, respectively, of the Outstanding Ordinary Shares, as the case may be.
4Undertakings
4.1EIG undertakes to Parent that it shall, and shall procure that its Affiliates and Nominated Directors (subject to such directors complying with their legal and fiduciary duties) shall:
(a)not take any action that would have the effect of preventing Parent or any other member of the Group from complying with Applicable Law, including any obligations under the Listing Rules, Disclosure Guidance and Transparency Rules, the Market Abuse Regulation, the requirements of the London Stock Exchange, the FSMA or the Financial Services Act, 2012;
(b)not propose or procure the proposal of any shareholder resolution which is intended or appears to be intended to circumvent the proper application of the Listing Rules;
(c)not take any action that would have the effect of preventing Parent, any other member of the Group or the Board from managing their affairs in accordance with the principles of good governance set out in the Corporate Governance Code;
(d)not exercise any voting or other rights and powers as a shareholder of Parent to procure or propose, or vote in favor of, any resolution which would be inconsistent with, undermine or breach any provisions of this Agreement, the Listing Rules, the Disclosure Guidance and Transparency Rules or the Market Abuse Regulation; and
(e)not take any steps or actions which would result in the cancellation of, or prevent Parent from maintaining, or render Parent unsuitable for, listing on the NYSE and/or the equity shares (commercial companies) category of the Official List and to trading on the main market for listed securities of the London Stock Exchange, unless recommended by the Board, or result in the Parent being subject to regulatory censure or other adverse regulatory action.
5Procedure on conflict
5.1If, in the opinion of a majority of the Independent Directors present at a meeting of the Board, a matter, transaction, arrangement or agreement gives rise to a conflict of interest (direct or indirect) between:
(a)any member of the Group, on the one hand; and
(b)any Nominated Director, EIG or any of their Affiliates, on the other hand,
5.2(each, a “Conflict”), the Nominated Director shall:
(i)remove himself from any Board or committee meeting (or the relevant part thereof) during which any matter, transaction, arrangement or agreement to which the Conflict relates is discussed;

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(ii)not receive any Board or committee papers relating to the Conflict, unless a majority of the Independent Directors otherwise determines; and
(iii)not vote in relation to that matter, transaction, arrangement or agreement.
6Information
6.1For so long as EIG is entitled to nominate for appointment a Nominated Director pursuant to this Agreement, and subject to compliance by Parent with its legal and regulatory obligations, Parent shall provide to EIG (or procure that EIG is provided with) such financial and other information as may be reasonably requested by EIG for the purpose of:
(a)completing any tax return or other filing which may be required by Applicable Law;
(b)any audit or regulatory reason; or
(c)meeting its financial reporting requirements.
6.2Nothing in this clause 6 shall oblige Parent to take any action which in its reasonable opinion would be to the material detriment of the Group or any of the Group’s shareholders (other than EIG and/or its Affiliates).
6.3Each Nominated Director shall, to the extent permitted by Applicable Law and subject to that Nominated Director complying with his duties as a Director, be entitled to disclose any information received under or in connection with this Agreement or the Articles to EIG, provided that EIG and its Affiliates keep all such information received as Confidential Information. A Nominated Director may not disclose such information for the purposes of any competing business interests.
6.4EIG agrees, and agrees to procure that its Affiliates agree, to treat as Confidential Information all information provided to them under clauses 6.1 and 6.2.
6.5EIG acknowledges that (a) inside information and/or material non-public information may only be disclosed by any person (including a Nominated Director) in limited circumstances permitted by Applicable Law, and (b) notwithstanding the foregoing, any information disclosed to it by a Nominated Director, Parent or any other member of the Group may be inside information and/or material non-public information, and that EIG and its Affiliates are subject to Applicable Laws relating to market abuse and inside information in respect of their dealings in Parent’s securities while in possession of any such information.
6.6Parent and the Group accept no responsibility for or liability in respect of the information disclosed to EIG or any of its Affiliates pursuant to this clause 6.
7Confidentiality
7.1Each Party shall use all reasonable endeavors to ensure that Confidential Information of the other Party shall be treated as confidential by it and its officers, employees and agents and shall not be disclosed to any third party.

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7.2No Party shall make nor, in the case of Parent, permit any other member of the Group to make and, in the case of EIG, permit any of its Affiliates to make, any announcement concerning the subject matter of this Agreement.
7.3Nothing in this clause 7 prevents disclosure by any Party of Confidential Information of the other Party:
(a)with the written approval of the other Party;
(b)to the extent required by Applicable Law or by the FCA, the SEC, the UK Listing Authority, London Stock Exchange, the NYSE or any other competent regulatory body;
(c)to the extent that the information is in or comes into the public domain other than as a result of a breach of this Agreement;
(d)to the extent that the information is received from a person possessing it otherwise than as a result of any breach by any person of a duty of confidentiality to the other Party;
(e)for the purpose of pursuing or defending any proceedings arising out of this Agreement, any letter of appointment or the Articles;
(f)unless prohibited by Applicable Law, to that Party’s Affiliates and its and their professional advisers, auditors or bankers, provided that prior to any disclosure to any such person, the relevant Party shall procure that such person is made aware of the terms of this clause 7 and the relevant Party shall procure that such person adheres to these terms as if it were bound by the provisions of this clause 7; or
(g)to relevant tax or VAT authorities, any regulatory authority, and any other governmental or public authorities, but only to the extent that such persons require the information for the proper discharge of their functions.
8Standstill
8.1For a period of one (1) year following the date hereof, EIG shall not, and shall procure that none of its Affiliates shall, either alone or with other persons, directly or indirectly, whether alone or acting in concert with others, without Parent’s prior written consent:
(a)acquire, offer to acquire, procure, induce or encourage any other person to acquire any further direct or indirect interest in any Ordinary Shares or other securities of Parent or any member of its Group (“Parent Securities”) or enter into any agreement, arrangement or understanding (whether legally binding or not) or do or omit to do any act as a result of which it or any person may acquire any further direct or indirect interest in any Parent Securities;
(b)make, announce, procure or induce any other person to make or announce any firm offer, possible offer, invitation or solicitation for all or any interest in Parent Securities, or enter into any agreement, arrangement or understanding (whether legally binding or not), or do or omit to do any act as a result of which any person may become obliged to make or announce a firm offer, possible offer, invitation or solicitation for such an interest;

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(c)submit any proposal which because of its terms would be required to be made public by Parent, or announce any proposal for any purchase, offer, tender, merger, consolidation, share exchange, restructuring, recapitalization or similar transaction which in any case involves Parent Securities or any material undertakings, assets or business of Parent;
(d)take any step which might give rise to any obligation under the City Code on Takeovers and Mergers (the “Takeover Code”), as amended from time to time, or otherwise to make any sort of offer or tender for all or any part of the share capital of Parent;
(e)make or in any way participate, directly or indirectly, in any solicitation of proxies or votes or any attempt to influence votes from or by any holder of voting shares or other Parent Securities in connection with any vote of holders of Parent Securities or requisition or join in requisitioning or attempt to induce any other person to requisition any general meeting of Parent, other than in a manner that is recommended by the Board;
(f)enter into any agreement or arrangement (whether or not legally binding) with any person relating to or connected with any of the foregoing; or
(g)procure to be done any of the above.
9Termination
9.1This Agreement will terminate automatically upon the earlier of (i) the date on which EIG ceases to hold at least ten percent (10%) of the Outstanding Ordinary Shares (including, for purposes of this clause 9.1, any Outstanding Ordinary Shares held by EIG’s controlled Affiliates or persons acting in concert with EIG, as determined in accordance with the Takeover Code), or (ii) the date on which this Agreement is terminated by the mutual written consent of Parent and EIG.
9.2Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.
9.3If this Agreement is terminated pursuant to the provisions of this clause 9, such termination shall be without prejudice to the provisions of clauses 3.11, 7, 21 and 22, which clauses shall continue in full force and effect.
10Status of this Agreement
10.1If there is any inconsistency between any of the provisions of this Agreement and the Articles, the provisions of the Articles shall prevail.
10.2For the avoidance of doubt, the obligations of each of the Parties under this Agreement shall be subject to all applicable legal and regulatory requirements and no Party shall be required to breach any such law, regulation, rule or code.

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11Assignment
This Agreement is personal to the Parties and no Party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this Agreement; provided, that EIG may assign or transfer its respective rights, interests or obligations under this Agreement to an Affiliate of EIG, but, in each such case, no such assignment shall relieve EIG of any of its obligations hereunder.
12Entire agreement
This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.
13Counterparts
13.1This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one Agreement.
13.2Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by e-mail (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each Party shall provide the other Parties with the original of such counterpart as soon as reasonably possible thereafter.
13.3No counterpart shall be effective until each Party has executed and delivered at least one counterpart.
14Variation and waiver
14.1No variation of this Agreement shall be effective unless it is made in writing and signed and delivered by the Parties (or their authorized representatives).
14.2A waiver of any right or remedy under this Agreement or by law is only effective if it is given in writing and shall not be deemed a waiver of any subsequent right or remedy.
14.3A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.
14.4No single or partial exercise of such right or remedy provided under this Agreement or by law shall prevent or restrict any further exercise of that or any other right or remedy.
14.5The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

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15No partnership or agency
15.1Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership between the Parties or constitute any Party the agent of another Party.
15.2Each Party confirms it is acting on its own behalf and not for the benefit of any other person.
16Notices and consents
16.1All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (upon affirmative or automated reply by email by the intended recipient that such email was received) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:
(a)Parent
Address:    Diversified Energy Company PLC
1600 Corporate Drive
Birmingham, Alabama 35242, USA

For the attention of:    Ben Sullivan
Email Address:    bsullivan@dgoc.com
(b)EIG
Address:    EIG Management Company, LLC
600 New Hampshire Avenue NW, Suite 1200
Washington, DC 20037

For the attention of:    General Counsel
    Jeannie Powers
Billy Rogers

Email Address:    notices@eigpartners.com
    jeannie.powers@eigpartners.com
billy.rogers@eigpartners.com

16.2Either Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.

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17Severance
17.1If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this Agreement.
17.2If any provision or part-provision of this Agreement is deemed deleted under clause 17.1, the Parties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision. Any such amendment will be made in accordance with clause 14.
18Rights of third-parties
The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.
19Inadequacy of damages
Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of this Agreement. Accordingly, the Parties shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.
20Rights and remedies
Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.
21Governing law
This Agreement and the rights and obligations of the parties including all non-contractual obligations arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of England and Wales.
22Jurisdiction
The Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement and/or any non-contractual obligation arising in connection with this Agreement.
23Further assurances
(a)At any time after the date of this Agreement, each Party shall, and shall use all reasonable endeavors to procure that any necessary third party shall, at the cost of that Party, execute such documents and do such acts and things as the other Party

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may reasonably require for the purpose of giving full effect to all the provisions of this Agreement.
(b)At any time after the date of this Agreement, if Parent undertakes a change in its jurisdiction of incorporation by way of a redomiciliation, migration or similar transaction, the Parties shall amend this Agreement to provide the Parties with rights vis-à-vis such entity following such transaction that are substantially identical to those set forth in this Agreement to the fullest extent permitted by the Applicable Law of such new jurisdiction.
This Agreement has been entered into and delivered on the date stated at the beginning of it.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.
DIVERSIFIED ENERGY COMPANY PLC

By:	/s/ Benjamin M. Sullivan
Name: Benjamin M. Sullivan
Title: Senior Executive Vice President & Chief Legal and Risk Officer

[Signature Page to Relationship Agreement]

EIG MANAGEMENT COMPANY, LLC

By:	/s/ Jean Powers
Name:	Jean Powers
Title:	Managing Director

By:	/s/ Billy Rogers
Name:	Billy Rogers
Title:	Senior Vice President

[Signature Page to Relationship Agreement]